DATED: FEBRUARY 24, 2010

CREDIT MODIFICATION AGREEMENT

AMONG

CADISTA PHARMACEUTICALS INC.
(as the Borrower)

AND

STATE BANK OF INDIA, NEW YORK BRANCH
(as the Facility Arranger, Administrative Agent and Senior Lender)

AND

BANK OF BARODA
(as a Participating Lender)

AND

CADISTA HOLDINGS INC.
(as a Guarantor and Pledgor)

AND

JUBILANT PHARMA PTE LTD.
(as a Pledgor)

FOREHT LAST LANDAU & KATZ LLP
228 East 45th Street,, 17th floor
New York, NY 10017
(212) 935-8880

CREDIT MODIFICATION AGREEMENT

THIS CREDIT MODIFICATION AGREEMENT (“the Agreement”), made as of the 24th day of February, 2010, by and among STATE BANK OF INDIA, NEW YORK BRANCH, a branch of a foreign banking corporation, duly licensed by the New York State Banking Department, having its offices at 460 Park Avenue, New York, N.Y. 10022, Facility Arranger, Administrative Agent, and Senior Lender (collectively referred to as “Agent”), BANK OF BARODA, a branch of a foreign banking corporation, duly licensed by the New York State Banking Department, having its offices at 1 Park Avenue, New York, N.Y. 10016, a Participating Lender (“BOB”)”), CADISTA PHARMACEUTICALS INC., formerly known as Juibilant Pharmaceuticals Inc., a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 207 Kiley Drive, Salisbury, Maryland 21801 (“Borrower”)., and which shall be signed, executed and delivered as well by CADISTA HOLDINGS INC., a corporation formerly known as Trigen Laboratories Inc., duly organized and existing under the laws of the State of Delaware, having offices at 207 Kiley Road, Salisbury, MD 21801, as Guarantor and Pledgor, and JUBILANT PHARMA PTE LTD., a corporation duly organized under the laws of Singapore, with offices at 42 B Home Road, Singapore, 209066, as Pledgor.

WITNESSETH

WHEREAS, Borrower obtained certain credit facilities from Agent, acting as Senior Lender, and from BOB, as Participating Lender, in the total aggregate amount of ELEVEN MILLION ($11,000,000.00) DOLLARS, consisting of FIVE MILLION ($5,000,000.00) DOLLARS in five-year Term Loan from Agent, and THREE MILLION ($3,000,000.00) DOLLARS by way of a Revolving Credit Working Capital demand facility from Agent, and THREE MILLION ($3,000,000.00) DOLLARS by way of a five-year Term Loan from BOB, pursuant to the terms and conditions of written Credit Agreement and other documentation, executed on or about September 22,2006, under its former name, Jubilant Pharmaceuticals Inc., which documentation was amended to evidence the change of names and certain specific other changes, by an Amendment thereto, and

WHEREAS, Borrower has requested a continuation and enhancement of the Revolving Credit Working Capital demand facility from $3,000,000.00 to $6,500,000.00, which facility was expiring by its terms, and

WHEREAS Agent, as Senior Lender, is willing to continue and enhance the said Revolving Credit Working Capital facility to Borrower pursuant to agreed terms and conditions set forth below, and

WHEREAS Borrower expressly represents and warrants to Agent that it is not in default of any term, condition, covenant, etc. in any of the documents evidencing the grant of said credit facilities, and Borrower acknowledges that Agent is specifically relying on said representation and warranty.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	CREDIT FACILITY CONTINUED AND ENHANCED.

Agent’s Revolving Credit Working Capital Demand Loan Credit Facility, not to exceed Three Million Dollars ($3,000,000.00) is hereby continued and enhanced to an amount not to exceed Six Million Five Hundred Thousand Dollars ($6,500,000.00). The five-year Term Loan, in the principal amount of up to and including Five Million Dollars ($5,000,000.00) is still pending and continuing.

BOB’s five-year Term Loan, in the principal amount of up to and including Three Million Dollars ($3,000,000.00) is still pending and continuing.

Subject to the terms and conditions herein, the said credit facilities granted to Borrower by Agent, as Senior Lender, and by BOB, shall remain separate, and not joint, and the loans of each said Lender remain evidenced by separate Note (s) in favor of each such Lender.

2.	EXPIRATION OF THE FACILITY

The said Term Loans shall each expire as per the original Credit Agreement, upon maturity of the term, that is, five years from date of original issuance.

The said Revolving Credit Working Capital Demand Loan Facility is available to the Borrower for a period of one year from date of this Agreement. The said Facility may be further continued and/or renewed at the sole discretion of Agent, as Senior Lender, by its prior written consent, and under such terms and conditions as Agent, in its sole discretion, deems appropriate. Nothing within this paragraph or this Agreement shall entitle Borrower to such renewal, nor shall Agent be required to make renewal. No further Credit Facilities under this Agreement shall be made available to Borrower after the said term, and at such time the Facility shall expire, unless specifically renewed by Agent and accepted in writing by Borrower. At the time of the expiration of the Facility, either by maturity, by demand, and/or by default, the entire principal indebtedness created hereunder, together with all accrued interest, fees, costs, and all other amounts arising hereunder shall be due and repayable (the “Facility Indebtedness”).

3.	REPAYMENT OF FACILITY:

The said Revolving Credit Working Capital Demand Loan Facility extended hereunder shall be repaid to Agent, as Senior Lender with all accrued interest thereon, on Agent’s DEMAND, as per the original Credit Agreement and as per this Credit Modification Agreement..

The said $5,000,000.00 Term Loan granted by Agent, as Senior Lender, to Borrower, and BOB’s said five-year Term Loan to Borrower, shall continued to be repaid, as per the original Credit Agreement and remain unaffected by this Agreement.

4.	INTEREST:

A.         Rate: The funds advanced for the Revolving Credit Working Capital Demand Loan Facility pursuant to this Agreement shall bear interest at the rate of Six Months, LIBOR Plus 275 BPS per annum, as such rate is announced from time to time, and subject to change. “Six Months Libor” is as defined in the original Credit Agreement.

The funds advanced for Agent’s said Term Loan pursuant to this Agreement, shall continue to bear interest as per the original Credit Agreement, that is, Six Months Libor plus 165 bps.

The funds advanced for BOB’s said Term Loan, pursuant to this Agreement, shall continue to bear interest as per the original Credit Agreement, that is Six Months Libor plus 165 bps.

B.         Repayment of Interest. Accrued interest shall be payable monthly, commencing on the first day of the first month following the disbursement made hereunder and shall continue on the first day of each month thereafter until the entire principal amount, together with interest thereon, shall be repaid.

C.         Calculation of Interest. Interest on the outstanding principal amount under the Facility shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. The aggregate principal amount from time to time outstanding hereunder shall be conclusively established by the books and records of Lender, absent manifest error.

D.         Manner of Payments. AH payments of principal, interest and any other amounts payable hereunder to Agent, as Senior Lender, or to Agent, for and on behalf of BOB, shall be made in immediately available funds not later than 12:00 P.M. on the date such payment is to be made at Agent’s said New York offices, or at such other place as Agent may designate, in writing, from time to time. If any payment to be made in respect of any amount payable to Agent pursuant to this Agreement, shall be due on a day which is not a business day, such payment shall be made on the next succeeding business day, and any such extension of time shall, in such case, be included in computing interest in connection with such payment.

All payments of principal, interest, fees or otherwise to be made by Borrower to Agent, as Senior Lender, or to Agent, for and on behalf of BOB, shall be made WITHOUT setoff, claim or deduction of any kind, all of which, to the extent permitted by law, are hereby unconditionally and irrevocably waived by Borrower, and shall be free and clear of, and without deduction for, any present or future levy, impost, withholding tax or other taxes or charges of any nature whatsoever.

E.         Default Interest. In the event that any principal amount and/ or any interest is not paid when due to Agent, as Senior Lender, or to Agent, for and on behalf of BOB (whether at maturity, by acceleration or otherwise), or upon the occurrence of any Event of Default as set forth hereunder, Borrower shall pay interest as set forth in the original Credit Agreement and this Credit Modification Agreement, that is, from the date such amount is due until the date such amount is paid in full, at a rate equal to Two (2.00%) Percent per annum above the aforesaid contracted rate at that time. Any such interest that Agent may charge at the said Default Rate is without prejudice to Agent’s right to call in the Facilities in default, or take such other measures as it deems fit, pursuant to available remedies under contract and law.

F.         If the provisions of this Agreement or the Note(s) would, at any time, require payment by Borrower to Agent of any amount of interest in excess of the maximum amount then permitted by law, the interest payments to Agent shall be reduced to the extent necessary so that Agent shall not receive interest in excess of such maximum amount.

G.         At time of payment under this Agreement as evidenced by the said Notes. Borrower shall specify to Agent, the amount of principal and/or interest and the particular loan for which the payment is being made. If Borrower fails to do so, or if an Event of Default exists, as defined below, Agent, in its sole discretion, may allocate the payments as per its requirements.

5.	NOTE:

Borrower shall execute, acknowledge, and deliver to Agent, as Senior Lender, simultaneously with the execution, acknowledgment and delivery of this Agreement, a Revolving Credit Demand Promissory Note, in writing, in the principal amount of up to and including SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00), with interest as aforesaid, as evidence of the said enhanced Revolving Credit Working Capital Demand Loan Facility as provided in this Agreement.

The Term Notes previously executed, acknowledged and delivered to Agent and to BOB remain in full force and effect, and not affected by this Agreement.

The said Note shall be valid and sufficient evidence of the Borrower’s indebtedness to Agent, as Senior Lender herein, as to the said respective facilities granted, and may be used for any and all purposes in any action to enforce Agent, as Senior Lender’s, rights herein. The Note shall be deemed an unconditional instrument for the payment of money only, as defined in the relevant statutes of the State of New York, and enforceable as such.

6.	STATEMENTS OF ACCOUNT:

The said enhanced Revolving Credit Working Capital Demand Loan Facility and Term Loans shall be charged to an account(s) in Borrower’s name on Agent’s books. Agent shall render to Borrower on a periodic basis, statements of the Revolving Advance made to date under such Facility, which statements shall be deemed to be correct, absent manifest error, in all respects, and accepted by and binding upon Borrower, unless Agent shall receive a written statement of Borrower’s exceptions within thirty (30) days after such statement has been received by Borrower.

7.	DISBURSEMENT SCHEDULE:

I.	Term Loan Advances:

As per the existing Credit Agreement’s terms and conditions, all of which remain in full force and effect.

II.	Revolving Credit Working Capital Advances:

As per the existing Credit Agreement’s terms and conditions, all of which remain in full force and effect.

8.	SECURITY:

A.	Assets of Borrower- UCC Filings

(i)          In order to partially secure the Borrower’s obligations under the enhanced Revolving Credit Working Capital Facility in the principal amount of up to and including $6,500,000.00 with interest, Borrower (Debtor) hereby CONTINUES IN FULL its prior grant to Agent, as Senior Lender, a FIRST, GENERAL CHARGE, AND SECURITY INTEREST in, and a LIEN, having been perfected by filing of a UCC-1 Financing Statement upon, and/or right of set-off in, (a) all goods and inventory of the Borrower, now owned or hereafter acquired, intended for sale or lease in the ordinary course of business, or consumed in the Borrower’s business, including, without limitation, raw materials, stock in transit, packaging materials, finished equipment, goods offered for sale, all documents of title, chattel paper and other instruments covering the same and all present and future substitutions therefor and additions thereto; (b) all its present and future accounts receivable, contract rights and rights to payment and those evidencing or representing indebtedness due the Borrower on account of goods sold, leased or services rendered, claims, instruments and other general intangibles (including, but not limited to tax refunds, royalties and all other rights to the payment of money of every nature and description); ( c) all current assets; (d) all insurance policies of any kind maintained in effect by the Borrower, now existing or hereafter acquired, under which any of the property referred to in (a) through ( c) above is insured, and any proceeds payable to Borrower under such policies, and (e) whatever is received when all or any party of the property referred to in (a) through (c) above is sold, transferred, exchanged, leased, collected or otherwise disposed of, or whatever money is received as a consequence of possession thereof, including, without limitation, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents and insurance proceeds now or hereafter owned by the Borrower. (All of which property set forth in (a) through (e) of the preceding sentence is hereinafter referred to as the “Revolving Credit UCC Security.” SAID REVOLVING CREDIT UCC SECURITY SHALL THEREFORE BE ENHANCED FROM $3,000,000.00 TO $6,500,000.

ii.           In order to partially secure the borrower’s obligations under the Term Loans in the aggregate principal amount of up to and including $8,000,000.00 with interest, Borrower (Debtor) hereby CONTINUES IN FULL, its grant to Agent as Senior Lender, and to BOB, as Participating lender, on a PARI PASSU basis, a CONTINUING FIRST, GENERAL CHARGE AND SECURITY INTEREST IN, having been perfected by filing of a UCC-1 Financing Statement, and a LIEN upon, and or right of set-off in (a) all fixed assets of the Borrower, now owned or hereafter acquired, including, without limitation, all equipment, machinery, vehicles, fixtures, improvements and furniture, and any items substituted therefor as replacement, and any additions or accessories thereto, (b) general intangibles, all inventions, processes, production methods, proprietary information, know-how and trade secrets of the Borrower, and any goodwill relating thereto; (c) all other corporate property of the Borrower, expressly excluding the Revolving Credit UCC Security described above; (d) all insurance policies of any kind maintained in effect by the Borrower, now existing or hereafter acquired, under which any of the property referred to in (a) through (c) above is insured, and any proceeds payable to Borrower under such policies; and (e) whatever is received when all or any part of the property referred to in (a) through (c) above is sold, transferred, exchanged, leased, collected, or otherwise disposed of, or whatever money is received as a consequence of possession thereof, including, without limitation, cash, negotiable instruments, and other instruments for the payment of money, chattel paper, security agreements, or other documents and insurance proceeds now or hereafter owned by the Borrower, expressly excluding the Revolving Credit UCC Security described above (All of which property set forth in (a) through (e) of the preceding sentence is hereinafter referred to as the Term Loan UCC Security). The Term Loan UCC Security shall remain unaffected by this Agreement.

(iii)        Borrower shall pay for all UCC searches, filing fees, and other costs, including any reasonable legal fees, related to the continuation of the UCC Security, and further filings, if necessary, by Agent in the appropriate jurisdictions.

(iv)        Borrower hereby agrees that no further encumbrances or liens shall attach to the Revolving Credit UCC Security or the Term Loans UCC Security subject to this Agreement without the prior written consent of Agent. Borrower shall not enter into any secured borrowing arrangements with any other agency or institution without Agent’s and BOB’s prior written consent.

B.	Insurance:

Insurance shall cover the Borrower’s fixed assets to cover the book value/reasonable market value thereof, with Agent named as the “Loss Payee” under the policy. Stocks are to be insured for the purchase value, with Agent named as a loss payee with the insurance company. A copy of the policy (ies) shall be delivered to Agent forthwith. Insurance must cover the value of stocks in the borrowing base.

C.	Unconditional, Continuing, Guaranties of Payment

a.            An unconditional, continuing corporate guaranty of payment of the indebtedness of Borrower to Agent, as Lender, in the full amount of the said original Revolving Credit Working Capital Facility and Term Loan with Agent, with interest, costs, fees, etc., was executed, acknowledged and delivered to Agent by Trigen Laboratories Inc., now CADISTA HOLDINGS INC. on or about September 22, 2006. A new unconditional, continuing corporate guaranty of payment of the indebtedness of Borrower to Agent, as Lender, in the new full amount of $11,500,000.00, as per this Agreement, that is, the enhanced amount of the Revolving Credit Working Capital Facility, and the original Term Loan with Agent, together with interest, costs, fees, etc. shall be executed, acknowledged and delivered by Cadista Holdings Inc. to Agent. CADISTA HOLDINGS INC SPECIFICALLY CONSENTS TO THE ENHANCEMENT OF CREDIT FACILITIES TO BORROWER, AND TO ITS OWN GUARANTY OF THE FULL ENHANCED AMOUNT.

b.            An unconditional, continuing corporate guaranty of payment of the indebtedness of Borrower to BOB, in the full amount of its said Term Loan, with interest, costs, fees, etc., was executed, acknowledged and delivered to Agent, for and on behalf of BOB, by Trigen Laboratories Inc., now CADISTA HOLDINGS INC. That guaranty remains in full force and effect. Nothing contained herein shall affect any of the terms and conditions of Cadista Holdings Inc.’s said guaranty to BOB.

D.	Pledge of Shares of Stock:

As partial collateral security for the original Credit Agreement, Jubilant Pharma Pte. Ltd., Singapore, executed, acknowledged and delivered a Pledge Agreement, and, thereafter, a Pledge Modification Agreement,, pledging its stock, and future stock, options, rights, etc. in Trigen Laboratories Inc, now Cadista Holdings Inc.

Jubilant Pharma Pte. Ltd., Singapore, the parties hereto, and Cadista Holdings Inc. will execute, acknowledge and deliver to Agent, a Second Pledge Modification Agreement, wherein Jubilant Pharma Pte. Ltd., Singapore, will, inter alia, pledge to Agent, additional shares of its stock in Cadista Holdings Inc. to Agent, as partial collateral security for the said enhanced Revolving Credit Working Capital facility. Specifically, an additional 12,735,827 shares in Cadista Holdings Inc will be pledged, pursuant to the terms and conditions of a Second Pledge Modification Agreement, bringing the total pledged shares to 62,560,815.

Cadista Holdings Inc previously executed a Pledge Agreement of its shares of stock in Borrower to Agent and BOB, on pari passu basis, as partial security for its corporate guaranty of payment. Agent, BOB, Borrower, and Cadista Holdings Inc. will execute a Pledge Modification Agreement, increasing the value of the collateral include the enhanced Revolving Credit Working Capital facility.

E.	Mortgage:

The mortgage, previously executed, acknowledged, delivered and recorded, remains in full force and effect as per the original Credit Agreement.

F.	Security Agreement/ Subordination Agreement:

A new Security Agreement and new Subordination Agreement shall be executed, acknowledged, and delivered, incorporating those Agreements signed in connection with the original Credit Agreement, and providing for the said enhanced Revolving Credit Working Capital facility, increasing its value from $3,000,000.00 to $6,500,000.00.

G.	Letter of Comfort:

A letter of comfort from State Bank of India, CAG Branch, New Delhi, India, shall be a required document for this Agreement, securing the said enhanced amount of the Revolving Credit Working Capital facility.

9.	DEFAULT:

A default shall occur upon the happening of any of the following events (“Events of Default”):

A.          Any representation or warranty set forth herein, or in any report, certificate, financial statement or other instrument or document furnished by Borrower in connection with this Agreement, the Facility Documents, the original Credit Agreement, and/or the borrowing hereunder, shall prove to have been materially incorrect when made, or misleading as of the time made.

B.           Borrower shall fail to remit payment of any sum as provided herein and/or in the original Credit Agreement, which default remains uncured for thirty (30) calendar days following written notice of same from Agent, or uncured within any additional grace period that may be allowed in Agent’s sole discretion, other than non-payment of principal.

C.           Borrower shall fail, refuse or neglect to do or perform any act on its part required or requested hereunder, or in the original Credit Agreement, which default shall remain uncured for, maximum, thirty (30) calendar days following written notice of same from Agent.

D.           Borrower shall become insolvent, or shall be unable to pay its debts as they mature, or has made as assignment for the benefit of creditors, or shall become the subject of any involuntary bankruptcy or insolvency proceeding, which has not been dismissed or unstayed within ninety (90) days from the date of filing seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

E.           The voluntary filing by Borrower of any petition for reorganization, liquidation, or the like, under any insolvency or bankruptcy law, or the adjudication of Borrower as a bankrupt, or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of Borrower’s properties or the admission in writing by Borrower of the inability to pay debts as they become due.

F.           The failure by Borrower or any of its subsidiaries or affiliates to generally pay its debts as such debts become due, or if Borrower shall admit in writing its inability to pay its debts generally, or its failure to make payment on any obligation for borrowed money in an amount exceeding $100,000.00 due to any party other than Agent beyond any grace period provided with respect to or in the performance of any other terms, conditions, or covenant contained in any agreement under which any such obligation is created, the effect of which default is to cause such obligation to become due and payable prior to its date of maturity.

G.           The passage or enforcement of any federal, state, or local law or the rendition of a final decision of any court in any way impairing Agent’s ability to collect the interest, or charges payable under any Facility Documents.

H.           Agent is served with a restraining notice, order of attachment or replevin, execution on any judgment against Borrower in an amount exceeding $100,000.00, or the like.

I.            Any judgment or order for payment of money in an amount exceeding $100,000.00 shall be rendered against Borrower or any of its subsidiaries, or any non-monetary judgment or order shall be rendered against Borrower or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the operations or financial condition of Borrower,, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement or such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

J.             Any collateral document executed for the purpose of creating security for the original facilities in the Credit Agreement, and/or the said enhanced facilities herein, shall for any reason, other than as contemplated or permitted under the Facility Documents, cease to create a valid lien on and security interest purported to be created thereby, or is asserted to be invalid.

K.            Borrower shall fail to perform or observe any material term, covenant or agreement contained in any of the Facility Documents in the Credit Agreement and/or the Credit Modification Agreement, which failure remains unremedied for thirty (30) calendar days following Borrower’s receipt of written notice of same from Agent.

10.	ACCELERATION ON DEFAULT:

In the case of an occurrence and continuance of any Event of Default under any of the Facilities, the entire principal balance outstanding under ALL the respective Facilities, including the enhanced Revolving Credit Working Capital facility, together with unpaid interest thereon and any fees and charges shall immediately become due and payable, without presentment, protest or notice of any kind all of which are hereby expressly waived by Borrower and the interest on such amount shall continue to accrue at the agreed contractual default rate set forth herein above, until the amount due shall have been repaid in full.

11.	AGENT’S REMEDIES ON DEFAULT:

A.           In the event that Borrower fails to repay sums due in full as provided herein, or in the case of an occurrence and continuance of any Event of Default, Agent, as Senior Lender, and/or, for and on behalf of BOB at its request, may take any and all steps as are legally available for the collection of sums so due and is not confined to the remedies set forth herein. Lender may, however, proceed to collect all claims assigned to it hereunder described in whole or in part and may pursue all the rights and remedies of Borrower; such rights and remedies may be exercised singly or concurrently with such other rights as Agent may have. Further, Agent may sell and dispose of such claims and other collateral herein specified, at public and/or private sale (s) at such price or on such terms as it deems proper, provided, however, that Agent shall give Borrower not less than ten (10) calendar days prior written notice of any proposed public or private sale. All reasonable costs and expenses of Agent, including reasonable attorneys’ fees shall be borne by Borrower in connection with (i) the collection of the Facility Indebtedness due hereunder and in the original Credit Agreement, and realization of Agent’s rights under the Facility Documents, and (ii) foreclosure, enforcement and realization of its rights under the Facility Documents in connection with any litigation or controversy arising from or connected with the Facility Documents. Said reasonable costs, expenses and reasonable attorney’s fees enumerated above shall expressly include those as may be incurred by Agent to collect the Facility Indebtedness from Borrower after judgment in favor of Agent by any Court of competent jurisdiction including those incurred by Agent to foreclose any judgment lien, or to realize upon any collateral or to otherwise obtain payment and satisfaction of such judgment from any of the parties. Borrower’s obligation to pay such costs and reasonable attorney’s fees of Agent in connection with the protecting, enforcing or realizing of the rights and remedies above described shall exist whether or not proceedings are instituted or legal appearances made in any Court of competent jurisdiction on behalf of Agent. The costs and expenses of Agent, including reasonable attorneys’ fees with respect to the above shall first be paid from the amount received, and the balance shall then be applied to the repayment of the Facility Indebtedness. In the event that the sums realized from the sale or other dispositions thereof are less than the amount due agent from Borrower under the Credit Agreement and/or this Agreement, with interest thereon as provided herein, Borrower shall forthwith pay the remaining amounts due Agent. In the event that a surplus remains after the payment of all such costs, expenses sums due and interest, it shall be paid promptly to Borrower.

B.           Borrower shall pay, in addition to the Facility Indebtedness, all taxes and assessments which may be levied against Agent upon the Facility Indebtedness, or upon any Facility Documents, expressly excluding any taxes payable by Agent relating to its income.

C.           Agent may take or release other security, may release any party primarily or secondarily liable for any Facility Indebtedness, may grant extensions, renewals, or indulgences with respect to such Facility Indebtedness, and may apply any other security therefore held by Agent to the satisfaction of the Facility Indebtedness in its discretion, without prejudice to or waiver of any of Agent’s rights hereunder against any party to this Agreement.

12.	CONSENT TO NOTIFY DEFAULT

In the event of the occurrence of an Event of Default under this Agreement, Borrower hereby consents that Agent may, in its sole discretion, notify CIBIL, RBI, IBG or similar agency pf such event of default, and furnish the names of Borrower and Guarantor and their respective officers, directors, partners and proprietors as defaulters through such medium as the Agent and/or RBI in their absolute discretion deems fit, together with other disclosure under applicable U.S. or state laws.

13.	CREDIT INFORMATION

Borrower agrees that Agent shall have the right to disclose Borrower’s credit information to Credit Information Bureau (India) Limited (“CIBIL”), a credit information agency organized and existing in India, or any other institution approved by Reserve Bank of India 9”RBI”), including disclosures of such information under applicable U.S. or state laws.

14.	REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower hereby expressly represents and warrants that:

A.           Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, without limitation on the duration of its existence. Borrower is duly authorized to own property, lease property, or in which the conduct of its business requires it to be so authorized, and to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification or licensing is required.

B.           Corporate Power. It has the full corporate power and authority to own its property and assets and to carry on its business as it is now being conducted or as contemplated under the terms and conditions of this Agreement; to execute, deliver and perform this Agreement, to make the borrowing hereunder, and to execute and deliver the Facility Documents and each of them, pursuant to this Agreement.

C.           Authorization of Borrowing. The execution, delivery and performance by Borrower of this Agreement, the making of the enhanced borrowing hereunder, and the execution and delivery of the Facility Documents by the signatory hereto, have been duly authorized by Borrower by all requisite corporate action and will not (i) violate any provision of law (including, without limitation, applicable usury law), any order, rule or regulation of any court or governmental agency or authority or regulatory body, or the Certificate of Incorporation of the Borrower, the By-Laws of Borrower, and/or any and all amendments thereto; (ii) violate any provision of any indenture, agreement, mortgage, contract or other instrument to which Borrower is a party or by which any of its property, assets or revenues are bound, or be in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under, any such indenture, agreement, mortgage, contract or other instrument, or (iii) except as contemplated in this Agreement, result in the creation or imposition of any mortgage, pledge, lien, security interest, charge or encumbrance of any nature whatsoever upon any of the property, assets or revenues of Borrower.

D.           Enforceability.Borrower expressly acknowledges, warrants and represents that the Facility Documents, and each of them, including the Credit Modification Agreement, Note, Security Agreement, Subordination Agreement, Pledge Modification Agree with Cadista Holdings Inc., Second Pledge Modification Agreement with Jubilant Pharma Pte Ltd., and so forth, each constitute the legal, valid and binding obligations of Borrower, each of which is fully enforceable in accordance with its terms.

E.            Registration, Consent or Approval. No registration with, or consent or approval of, or other action by stockholders or any federal, state or other governmental agency or authority or regulatory body is required in connection with the execution, delivery and performance of this Agreement, the making of the borrowing hereunder, or the execution and delivery of the Facility Documents. Borrower is in compliance in all material respects with all laws, regulations, and requirements applicable to its business, including, without limitation, ERISA, environmental laws, and federal, state and local tax laws, and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation or any governmental requirement.

Borrower is not engaged in the business of extending credit for the purpose of carrying Margin Stock. No part of the proceeds of this Facility will be used, directly or indirectly, incidentally or finally, to purchase or carry Margin Stock, or to refund indebtedness originally incurred for said purpose, or for any purpose which would violate, or in any way, be inconsistent with the Federal Reserve Regulations including, inter alia, Regulations T, U, and/or X.

F.            Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, at law or in equity, before any federal or State Court or arbitration board, or before any federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that involve any of the transactions contemplated hereby or the possibility of any judgment or liability that may result in any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Borrower.

G.            Financial Condition. The financial statements of Borrower, copies of which have been furnished to Agent, fairly and accurately present the results of operations and the financial position of Borrower for the periods and at the dates set forth therein, show all known direct liabilities and all known contingent liabilities of a material nature. Such financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Borrower has no other material liabilities, contingent liabilities, tax liabilities, long-term commitments, unrealized or anticipated losses from unfavorable commitments, etc. that would be required to be set forth in its financial statements or the Notes thereto, except as referred to, or provided for, in the said financial statements.

H.           No Material Adverse Change. There has been no material adverse change in the business operations or financial condition of Borrower since the date of the financial statements referred to in Paragraph (G) of this Section. Borrower does not know of any facts which materially, adversely affect, or insofar as can be foreseen, will materially, adversely affect the business operations or financial position of Borrower, or the ability of Borrower to perform its obligation under this Agreement and the documents related hereto.

I.             Offices. Borrower’s office and principal place of business are located at the address set forth herein. Borrower shall promptly notify Lender of any change in address.

J.             Solvency. Borrower is solvent.

K.            Other Ventures. Borrower is not a party to any partnership or joint venture which has not been disclosed to Agent. Borrower does not know of any facts which materially, adversely affect, or insofar as can be foreseen, will materially, adversely affect, the business operations or financial position of Borrower, or the ability of Borrower to perform its obligation under this Agreement and the documents related hereto.

L.            Intellectual Property: Borrower owns or has the right to use, under valid, existing licensing agreements or otherwise, all material patents, franchises, trademarks, trade names, trade name rights, trade secrets, licenses, copyrights, etc., generally known as Intellectual Property, necessary to the conduct of its business. Borrower has taken all reasonable steps to protect its rights in such Intellectual Property, without known conflict with any patent, license, trademark, franchise, trade secret, trade name, copyright, or other proprietary right of any other person or entity. No claim has been asserted against Borrower by any person or entity with respect to the use of any such Intellectual Propeity, or challenging the validity thereof, and Borrower is not aware of any threatened claim in that regard.

M.           Representations:     That all representations made by Borrower in its various applications and supporting documentation submitted to Lender, are true and correct, and have not changed since the dates thereof. Borrower is aware that AGENT, AS SENIOR LENDER, AND BOB ARE EXPRESSLY AND REASONABLY RELYING ON THESE REPRESENTATIONS, AND THAT SUCH REPRESENTATIONS ARE INTENDED BY BORROWER TO INDUCE SUCH RELIANCE THEREON.

15.	CONDITIONS PRECEDENT:

Agent’s obligation to make the enhanced Revolving Working Capital funds available as provided hereunder is subject to the receipt by Agent, concurrently with the making of this Agreement of the following documents in form and substance satisfactory to Lender:

A.	Agreements. A duly and fully executed:

1)	Credit Modification Agreement,

2)	Demand Promissory Note in the principal amount of $6,500,000.00, with interest, in favor of Agent as Senior Lender.

3)	Corporate Secretary’s Certificate of Borrower

4)	Corporate Secretary’s Certificate of Jubilant Pharma Pte Ltd.

5)	Corporate Secretary’s Certificate of Cadista Holdings Inc.

6)	Second Pledge Modification Agreement with Jubilant Pharma Pte Ltd.

7)	Pledge Modification Agreement with Cadista Holdings Inc.

8)	Letter of Comfort from State Bank of India, CAG Branch, New Delhi, India.

9)	Security Agreement

10)	Subordination Agreement

11)	Corporate unconditional, continuing guaranty of Cadista Holdings Inc. for the full indebtedness to Agent as Senior Lender

12)	Board of Directors’ resolutions of Borrower, Guarantor and Pledgor authorizing signatory (ies) to execute documents

13)	Insurance policy for the enhanced amount.

14)         any and all other documents as set forth within this Agreement or as may be required by Agent or BOB.

16.	CONDITIONS PRECEDENT TO ALL ADVANCES OF CREDIT:

The obligation of Agent to permit any advance pursuant to this Agreement is subject to the further condition that, at that time no event shall have occurred and be continuing, which constitutes with notice and/or lapse of time, an Event of Default, and that the representations and warranties contained in this Agreement shall be true and correct in all material respects on, and as of the date of such proposed advance, except to the extent that such representations and warranties expressly relate to an earlier date. The request by Borrower for an advance under the Facility Indebtedness shall be deemed to be a confirmation that the conditions precedent to such advance required by this Agreement have been complied with, and that the representations and warranties contained in this Agreement shall be true and correct in all material respects on, and as of the date of such proposed Advance.

No default under the Facility Indebtedness has occurred and is continuing, or would result from such proposed Advances

17.	COVENANTS OF BORROWER.

Borrower hereby warrants to, covenants and agrees with Lenders that so long as this Agreement shall remain in effect, or any monetary obligations of Borrower to Agent or BOB remain unsatisfied, it will at all times:

A.           Corporate Existence: Do or cause to be done all things necessary to preserve, renew and keep in full force and effect, its legal existence as a corporation, its rights, licenses, permits and franchises; comply with all laws and regulations applicable to it (including but not limited to ERISA, all environmental laws and all environmental permits), and conduct and operate its business in the manner in which it is presently conducted and operated; at all times maintain, preserve and protect all its property, whether owned in fee or otherwise, used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make or cause to be made, all needful repairs, renewals and replacements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

B.            Insurance: Keep all of its assets and properties, including its inventory, which are of an insurable character continuously and fully insured at its own cost and expense, for the duration of any indebtedness under this Facility (to the extent and for the time periods consistent with normal industry practices), for an amount not less than the insurance coverage maintained by Borrower as of the date of this Agreement, by financially sound and reputable insurers against such losses, damages, and risks customarily insured by companies in similar businesses, to Borrower, including products liability coverage, and shall name Agent as “Loss Payee.” A Certificate of Insurance for each policy confirming the above stated insurance coverage and the formal naming of Agent as a “ Loss Payee” shall be delivered to Agent within fifteen (15) days from the date of the Agreement. In the event that Borrower fails to comply with this paragraph, Agent is hereby authorized to establish and maintain the required insurance coverage set forth above and any expenses and/or charges incurred, should Agent, in its sole discretion, determine to obtain such insurance coverage, shall be for the account of Borrower and the same shall be added to the principal amount then outstanding. The relevant policy shall be submitted to Agent.

C.	Financial Statements, Tax Returns, etc;

(i)            Borrower’s Financial Statements and Tax Returns: Borrower shall submit to Agent during the term of this Agreement, and any extension or renewal thereof, annual financial statements, duly compiled by a Certified Public Accountant. The annual financial statements shall be submitted to Agent within four months of the relative year ending, along with copies of the Borrower’s related IRS tax returns. In case the Borrower is unable to submit the financial statements by July 31, Borrower may seek, in writing, an extension from Agent, however, the extension shall not exceed a period of three months from the due date of submission.

An annual audit of Borrower’s receivables by an external auditor, shall be made whenever considered necessary by Agent.

D.            Access to Premises and Records: At all reasonable times and as often as Agent may consider it necessary, Borrower shall permit Agent, and/or authorized representatives or agents designated by Agent to (i) have access to all the premises, facilities and properties of Borrower wherever located, and to the financial records of Borrower and other records relating to the operations and procedures of Borrower; (ii) make copies of or excerpts from such records; (iii) discuss the affairs, finances and accounts of Borrower with the executive officers of Borrower. The cost of any such inspection, including the review of Borrower’s books and records, shall be borne by Borrower. Borrower authorizes Agent to make, or cause to be made, at Borrower’s expense and in such manner and at such times as Agent may require, inspections and audits of its books and records, inspections and appraisals of Borrower’s assets or any part thereof, etc. Borrower hereby authorizes all federal, State and municipal authorities to furnish reports of examinations, records, and other information relation to the conditions and affairs of Borrower and any desired information from reports, returns, files, and records of such authorities upon request therefor by Lender

It is understood that Agent, by its loan officer, may make quarterly inspections as set forth above, and yearly, by its Vice President & Head (Credit) the out-of-pocket cost of which shall be borne by Borrower.

E.            Litigation Notice: Give Agent prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency that, if adversely determined, might materially impair its right to carry on its business substantially as now conducted or might materially affect its business, operations, property, assets or condition (financial or otherwise) or Borrower’s ability to perform its obligations hereunder.

F.            Default Notice: Promptly give notice in writing to Agent, of the occurrence of an Event of Default, or the occurrence of any event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

Except for default in payments to the Agent, as Senior Lender, with respect to its own credit facilities granted Borrower herein, AGENT SHALL NOT BE DEEMED TO HAVE ANY KNOWLEDGE OF ANY EVENT OF DEFAULT, UNLESS SO NOTIFIED IN WRITING THEREOF BY BORROWER OR BOB, OR ANY OTHER PARTICIPANT.

If Agent receives a notice of default, it shall give prompt notice to the other Lenders, and may take such action with respect to the default as may be instructed by the other Lender (s), absent which the Agent may take such action, or refrain from taking action, as it deems best. Agent under no circumstances, shall be required to take any action instructed by the Lender(s), which Agent deems is improper or contrary to law.

G.           Material Adverse Change: Not permit to occur any material, adverse change in the business, operations or condition, (financial or otherwise), of Borrower, the effect of which might materially and adversely affect Borrower’s ability to perform its obligations hereunder or under this Agreement, the Notes executed in connection with this Agreement, or any other document signed herewith. Should any material adverse change occur which would adversely affect Borrower’s working financial position, Borrower will promptly notify Agent.

H.           No Change in Business: Not engage in any business activities or operations substantially different from or unrelated to, the business activities and operations conducted by it on the date hereof.

I.            No Change in Management or Ownership: Not take any action or omit to take any action that would result in a violation of Jubilant Pharma Pte., Ltd., Singapore’s Pledge of Shares as per the Second Pledge Modification Agreement or Cadista Holdings Inc. pledge of shares as per its Pledge Modification Agreement. As to change in management, the Borrower shall notify Agent immediately of any such change that affects the operations of Borrower. In case of voluntary resignations by any of the members of the Operational Management, Borrower shall notify Agent immediately, so that Agent, in its capacity, may persuade the concerned executive to continue if required and necessary.

J.            Capital Structure/Shareholder Structure:      Shall immediately notify Agent of Borrower’s intention to make any reduction, material or otherwise, of Borrower’s capital structure or of the compositions of the shareholders of Borrower from that structure at the time of Borrower’s application. There shall be no reduction, redistribution or transfer of any of Borrower’s capital or of Borrower’s shares without Agent’s prior written approval.

K.            Taxes and Charges:  Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all indebtedness for borrowed money and all income, franchise, sales, use, personal property, leasing, use, stamp or other taxes, assessments, levies and other governmental charges imposed upon it, or any of its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as any claims for labor, materials or supplies that, if unpaid, might become a lien or charge upon any of its properties; provided. however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall be contested in good faith by appropriate proceedings and if it shall have set aside on its books adequate reserves (the presentation of which is segregated to the extent required by GAAP.

L.            Further Encumbrances of Assets: Not without the prior written consent of Agent, allow or create any further mortgage charge, encumbrance or lien against Borrower’s assets during the term of the Facility Indebtedness created hereunder, or enter into any secured borrowing arrangements with any other financial agency on the basis of the assets charged to Agent.

M.           Further Borrowing/Guarantee Agreements: Not enter into a borrowing, restructuring, acceleration or guaranty arrangement with any other bank or financial agency.

N.            Loans: Borrower shall not, without the prior written consent of Agent, invest or extend loans to any other affiliate corporations, entities, persons, corporations, subsidiaries, and/or officers/directors/ shareholders of the Borrower. All loans made to Borrower by shareholders, officers and/or directors, corporate affiliates, partnerships or individuals, or any other entity, whether now existing or hereafter created (the “Subordinated Parties”), shall be subordinated to the Facility granted hereunder in accordance with the terms and conditions of a Subordination Agreement dated the date hereof, and shall not be withdrawn without the Lender’s prior written consent.. In no event shall Borrower pay back any subordinated obligations to any of the Subordinated Parties of any amounts lent by them to Borrower unless Borrower has received the prior, written consent of Lender to repay such amounts.

O.            Guaranties; Not guaranty, endorse, become surety for or otherwise in any way become or be responsible for obligations of any other person, corporation or other entity, whether by agreement to purchase the indebtedness of any other person, corporation or other entity, or agreement of the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or for the purpose of payment of indebtedness of any other person, corporation or other entity, or otherwise guarantee, endorse or become a surety (including, without limitation, by means of any contract for the purchase of merchandise materials, supplies, property or other assets if such contract provides that payment of all or substantially all the purchase price for such merchandise, materials, supplies, property or other assets shall be made, regardless of whether delivery of such merchandise, materials, supplies, property or other assets is ever made or tendered), or obtain the issuance of a letter of credit for the benefit of any person, corporation or other entity.

P.            Sale of Assets, Consolidation, Merger, etc: Not without the prior written consent of Agent, except in the ordinary course of Borrower’s business, consolidate or merge with or sell, assign, lease, transfer or otherwise dispose of all or a substantial part of its properties or assets, or of any division, branch, or other unit of operation, to any person, corporation or other entity, or acquire all or substantially all of the assets or the business of any person, corporation or other entity. Any transfers made by Borrower to any entity without the prior written consent of Agent, shall be considered void at the time of transfer and without any power or effect.

Q.            Compliance with Law: Comply with all laws and regulations applicable to it, including, without limitation, ERISA. Borrower will secure all documentation necessary for compliance, including without limitation, valid licenses, that may be required by the U.S. Department of Commerce, U.S. Department of Transportation, U.S. Department of State, and/or any and all other government branches, agencies, etc., and present them to Agent as required. It is understood and agreed to by Borrower, that Agent is expressly and reasonably relying on Borrower’s representations herein.

R.            Books and Records: Keep adequate records and books of account with respect to its business activities in which proper entries, reflecting all of Borrower’s financial transactions shall be made in accordance with GAAP and with all requirements of applicable law.

S.            Adverse Transaction: Not enter into any transaction that materially adversely affects Borrower’s ability to repay amounts owing to Agent hereunder, and under the respective Notes, and this Agreement.

T.            Adverse Changes: Agent shall receive evidence satisfactory to it that there has been no unremedied adverse change in Borrower’s financial condition since the date of its application, or prior to any new disbursement of funds.

U.            Dividends: Dividends shall be linked to the financial covenants herein. As long as there is no breach of said covenants, or any of them, Borrower is allowed to declare and pay dividends, however Borrow shall notify Agent immediately when the decision to declare a dividend is made.

V.            Additional Accounts: Borrower shall arrange to route all transactions, including collection business, through Agent, provided, however, that for the convenience of the Borrower, Borrower may establish and maintain one or more checking accounts with banks having branch offices close in proximity to Borrower’s principal offices. Borrower shall provide Agent at monthly intervals, with copies of statements of accounts received from any such banks. Agent may seek further details regarding one or more transactions in any of said statements as Agent determines reasonably necessary.

W.          Further Assurances:   Borrower will, promptly, upon the request of Agent, at any time and from time to time, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all further acts, conveyances, security agreements, pledge agreements, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, satisfactions, discharges, notices of assignment, transfers, certificates, assurances and any other instruments as Agent may reasonably require from time to time in order to (i) subject any of the properties, assets, rights or interests of Borrower or other parties included or intended to be included in the security and collateral to the Facility created hereunder, or now or hereafter intended to be created under any of the Facility Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the security and collateral to the Facility created hereunder or intended to be created under any of the Facility Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Agent, the rights granted or now or hereafter intended to be granted to agent under any of the Facility Documents to which Borrower or any other party contemplated hereunder or under the Facility Documents is or will be a party.

18.	ENVIRONMENTAL COVENANTS AND REPRESENTATIONS:

Borrower expressly covenants and represents the following, knowing that Agent, as Senior Lender, and BOB, are specifically and reasonably relying thereon:

a.           To the best of Borrower’s knowledge, information and belief, no properties owned, leased, or operated by Borrower is or has been used for the disposal of any hazardous substances or for the treatment, storage, or disposal of hazardous substances, as such term is defined in the environmental laws which may have a material adverse effect on the Borrower’s operations or financial condition.

b.           To the best of Borrower’s knowledge, information and belief, no properties owned, leased or operated by Borrower are in direct or indirect violation of any environmental laws.

c.           No hazardous substances are located on, or have been handled, generated, stored, processed or disposed of on, or released or discharged from, any of the said properties, including underground contamination, except for those substances used by Borrower in the ordinary course of its business, and in compliance with all environmental laws.

d.           No unlawful release of hazardous substances has occurred, or is threatened, on, at or near any of the said properties.

e.           There are no existing or closed underground storage tanks or other underground storage receptacles for hazardous substances on any of the said properties.

f.           Borrower is not subject to any existing, pending, or threatened suit, claim, etc. under any environmental law. Borrower has received no notice of violation, and, to the best of Borrower’s knowledge, information and belief, there has been no claim by any party, that any use, operation or condition of said properties has caused any nuisance or any other liability or adverse condition on any other property, nor does Borrower know of any basis for such a claim.

g.           Borrower has received no notice of, and to the best of Borrower’s knowledge, information and belief, there exists no investigation, action, proceeding or claim by any agency, authority, or unit of government, or by any third party, which could result in any liability, penalty, sanction or judgment under any Environmental Law with respect to any condition, use or operation of any of the said properties, nor does Borrower know of any basis for such a claim.

h.           Borrower is in substantial compliance with, and has obtained all environmental permits required by the environmental laws as applicable.

i.            Borrower shall keep or cause the said properties to be kept free from hazardous substances, and in compliance with all environmental laws, shall not install or use any underground storage tanks, shall expressly prohibit the use, generation, handling, storage, production, processing, and disposal of hazardous substances, except for those substances used by borrower in its ordinary course of business, and in compliance with applicable environmental laws, shall not install or permit to be installed any substances containing asbestos.

j.             Borrower shall immediately notify Agent should Borrower become aware of any hazardous substances or other potential environmental problem or liability with respect to any of the said properties, or any lien, action or notice affecting the properties, resulting from any violation or alleged violation of any environmental law, of the institution of any investigation, inquiry, or proceeding concerning Borrower or the properties pursuant to any environmental law or otherwise relating to hazardous substances, or the discovery of any occurrence, condition, or state of facts which would render any representation or warranty herein, incorrect in any substantial respect.

k.            Borrower assumes all liability for, and agrees to pay, protect, defend (at trial and appellate levels), and with attorneys, consultants, experts, reasonably acceptable to Agent, and save Agent and BOB, and each of them, harmless from and against, and hereby indemnifies Agent and BOB, from any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, judgments, suits, costs, disbursements, and expenses of any kind and nature whatsoever, incurred in investigation, defending, settling any claim, litigation or proceeding , which may at any time be imposed upon, incurred by, asserted or awarded against Agent or BOB, arising directly or indirectly from any violation of any environmental law.

19.	MISCELLANEOUS.

A.           A Statement of the Borrower’s inventory and accounts receivables being carried, as existing on the last working day of each month, shall be submitted to the Lender, in the Agent’s prescribed format, so as to reach Agent by, latest, the 20th day of the following month.

B.           Agent reserves the right to escrow the receivable proceeds for repayment of the Borrower’s indebtedness to Agent at all times, for which Borrower and the affected parties to the transaction, agree to execute necessary legal documents.

C.           Borrower covenants to maintain a Leverage Ratio as follows:

A.	Maximum Leverage Ratio (Secured Debt to EBIDTA) not to exceed 3:1

d.	Minimum interest coverage not to be lower than 2.0:1

These covenants are to be complied with by March 31, 2010. Until such time, default interest of 2% as set forth above, will be applied.

For purposes of this Section 19 (C), the following terms shall have the meanings provided:

“Leverage Ratio” shall mean with respect to a fiscal year of the Borrower, the ratio of (a) Funded Debt to (b) EBITDA of Borrower, determined on an unconsolidated basis.

“Funded Debt” shall mean the Borrower’s unconsolidated long and short term indebtedness for borrowed money not subordinated to the Lenders, including without limitation, capitalized leases, guarantees, mandatory redeemable preferred stock, and letters of credit.

“EBITDA” shall mean the sum of Borrower’s (i) net income plus (ii) income tax expense plus (iii) interest expense plus (iv) depreciation expense plus (v) amortization expense, plus (vi) research and development expense, determined for Borrower’s fiscal year on an unconsolidated basis.

“Interest Coverage Ratio” shall mean, as of the last day of any fiscal year of Borrower, the ratio of Borrower’s EBITDA for such fiscal year then ended to Borrower’s Interest Expense for the same fiscal year.

“Interest Expense” shall mean, with reference to the applicable fiscal year, the sum of all interest charges of Borrower for such period determined on an unconsolidated basis in accordance with GAAP.

D.            Agent’s Obligation to Make Facility Available: Agent’s obligation to make the Facility available to Borrower, and the continuation of the Facility during the term sanctioned, and/or the continuation of the Facility beyond the term sanctioned, is subject to (i) the Borrower’s continued satisfaction with the financial covenants provided in Section 19 (C) above; (ii) that there has been no unremedied Event of Default and (iii) that the representations made by Borrower in this Agreement are accurate and not misleading to Lender during the term of this Agreement or any extension thereof. If Borrower fails to comply with the financial covenants provided in Section 19 (C) above, or if there is a failure to comply with any material term of this Agreement (which failure remains unremedied following any applicable cure period provided herein), or Borrower’s representations prove to be inaccurate or misleading in any substantial respect, then Agent reserves the option to call up all outstanding dues without further notice.

The enhanced Revolving Credit Working Capital Facility will continue to be available only after all the necessary legal documents are executed, and Agent’s security interests are perfected in terms of the Agreement.

E.            Setoff. In addition to any rights now or hereafter granted under the provisions of any applicable law, rule or regulation and not by way of limitation of any such rights, upon the occurrence of an event of default, Agent is hereby unconditionally and irrevocably authorized by Borrower, at any time or from time to time following the occurrence and during the continuance of an Even of Default, without notice to Borrower or to any other person, any such notice being hereby expressly and irrevocably waived, to setoff, appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, and any other indebtedness at any time held by or owing to Agent to or for the credit or account of the obligations and liabilities of Borrower to Agent under this Agreement and the Notes, irrespective of whether or not (i) Agent shall have made any demand therefor; or (ii) Agent shall have declared the principal of and interest on the Note to be due and payable and although said obligations and liabilities, or any of them, shall be contingent or unmatured.

F.         UCC Searches:    Borrower agrees that each year during the term of this Agreement, or any extension or renewal thereafter, Agent may investigate the status of Agent’s liens against Borrower’s corporate property, as continued and extended hereunder and Borrower shall bear all costs of such searches (including any associated legal fees).

G.         Appraisals:    Borrower agrees that Agent, as Senior Lender, may arrange for appraisal of the Borrower’s Real Property at least once every two years, by an independent appraiser engaged by Agent, the cost of which shall be borne by Borrower.

H.         Disbursements:    All reasonable costs and expenses incurred by Agent with respect to the utilization of the said Facility are to be borne by Borrower.

I.           Other Charges:

a.           Processing Fee-1% on the enhanced portion. Facility fee-$6,000.00

b.           Commitment fee:

i.           Term Loan-nil

ii.           Revolving Credit Working Capital loan:

30 BPS if usage less than 50%;

25 BPS if usage greater than 50% on a quarterly basis

Sale proceeds should be routed through the account to reflect the changes in the actual utilization of the limits during the year.

J.             Margins (for each facility as applicable)

Cash Credit	Existing	Proposed
RM	25	25
Domestic	25	25
Imported	25	25
SIP	25	25
FG	25	25
Receivables
(cover 90 days)	25	25
Letter of Credit	25	25
BG	NA	NA

20.      HEADINGS:

Section headings used herein are for convenience and reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

21.      BORROWER’S OBLIGATIONS FOR CLOSING COSTS:

Borrower shall be obligated to pay closing costs of any nature in connection with the monies advanced under this Agreement, including, but not limited to:

A.        Legal fees due Foreht Last Landau & Katz, LLP, plus all related out-of-pocket disbursements and charges, and the processing charge set forth above.

B.         All disbursements and costs associated with UCC searches, the filing and registration of UCC charges, title searches, and all other charges associated with the perfecting or maintenance of any security hereunder.

C.         All other reasonable costs and disbursements involved in the transaction.

22.      ASSIGNMENTS AND PARTICIPATIONS:

Each Lender herein is permitted to make assignments of its credit facilities granted Borrower, in a minimum amount of ONE MILLION DOLLARS ($ 1,000,000.00) to other financial institutions approved by Agent, and by Borrower, so long as no Event of Default has occurred and is continuing. Approval, shall not be unreasonably withheld or delayed. An assignment fee of $2,000.00 will be charged to the new lender with respect to each assignment herein (other than assignments to affiliates of the respective Lenders, or assignments that are effected at the time of Closing. Each Lender herein will also have the right, without consent of the Borrower or the Agent, to assign as security, all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters, such as changes in amount, rate and maturity date, and releases of all or substantially all of the value of the guarantees.

Any assignment or participation can only be accomplished by a signed, written document, to the satisfaction of Agent.

NO assignment, transfer, sale, or otherwise, of any of the rights or obligations of any Lender herein, can be made to the Borrower or to an affiliate of the Borrower, or to an entity which is not a financial institution.

23.      WAIVERS, AMENDMENTS AND EXERCISE OF RIGHTS:

Amendments and waivers of the provisions of this Credit Modification Agreement, and other definitive credit documentation requires the approval of Lenders holding loans and commitments representing seventy percent (70%) or more of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to:

(i)         increases in the commitment of such Lenders.

(ii)        reductions of principal, interest, or fees

(iii)       extensions of scheduled maturities or times for payment

(iv)       releases of all, or substantially all, of the value of the guaranties.

SUBJECT TO THE ABOVE PROVISIONS OF THIS SECTION, THE ADMINISTRATION AND EXERCISE OF RIGHTS IN THIS AGREEMENT AND ACCOMPANYING DOCUMENTS SHALL BE HANDLED SOLELY BY STATE BANK OF INDIA, NEW YORK BRANCH, AS FACILITY ARRANGER AND ADMINISTRATIVE AGENT.

AGENT EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION AND WITHOUT NOTICE TO BOB AND/OR ANY OTHER PARTICIPANT, ASSIGNEE, ETC. TO EXERCISE, REFRAIN FROM EXERCISING, ETC., ANY RIGHTS HEREIN AND IN ANY OTHER ACCOMPANYING AGREEMENT.

24.      APPOINTMENT, DUTIES, RIGHTS; NO REPRESENTATIONS OF AGENT:

BOB, and any other participants, assignees, etc. has IRREVOCABLY APPOINTED State Bank of India, New York Branch, as their Administrative Agent, and authorize Agent to act as such with respect to the said credit facilities, this Agreement, and all other Facility Documents, together with all such powers granted therein, and with such other powers reasonably necessary to carry out its functions. Agent shall have no other duties or responsibilities other than as specifically set forth in the Facility Documents. AGENT SHALL NOT BE DEEMED A TRUSTEE FOR BOB OR FOR ANY OTHER PARTICIPANT, ASSIGNEE, ETC.

Agent has made no representations, warranties, etc., express or implied, as to the merits of the investment, the financial condition of Borrower, the validity or enforceability of this Agreement or any accompanying document, or the performance by the Borrower or Guarantor, of their respective obligations, or the nature, extent, value, etc. of any collateral pledged as security by Borrower or Guarantor.

BOB, and/or any other participant, assignee, etc. has specifically represented and warranted that they have not entered into the Credit Agreement in reliance on any statement, oral or written, express or implied by Agent, and each confirmed that it has made its own independent appraisal, investigation, etc., into the financial conditions of the Borrower and Guarantor, their creditworthiness, status, etc., and will continue to be responsible for making its own independent analysis and decisions. Such representations and warranties continue herein.

Agent is not responsible for any recitals, statements, representations, warranties, or other declarations or covenants made by Borrower herein, or in its credit applications, financial statements, tax returns, or any other documents provided by Borrower, or for any recitals, statements, representations, warranties, or other declarations or covenants made by Guarantor, or in any documents submitted by Guarantor.

Agent shall not be responsible for any perfection of security, or priority of security, or for any defect, encumbrance, lien etc, upon the security or any parts thereof.

Agent may appoint sub-agents, attorneys-in fact- and/or other representatives in the course of its duties and exercise of rights herein, but shall not be responsible for negligence of any of the sub-agents, attorneys-in-fact, etc.

Agent has the right to rely on any communication, notice, correspondence, fax, email, etc. which on its face, appears genuine, and is not required to conduct independent investigations.

As to all matters contained herein, and any and all matters not expressly provided for herein, Agent shall be fully protected in acting, refraining to act, etc., including, acting or refraining to act on instructions from participants herein.

With respect to its own credit facilities granted Borrower as enhanced herein, AGENT, IN ITS CAPACITY AS SENIOR LENDER, SHALL HAVE ALL RIGHTS AND POWERS AS SUCH, AND MAY EXERCISE SUCH RIGHTS AND POWERS AS SUCH SENIOR LENDER, AS THOUGH IT WERE NOT ACTING AS “AGENT.”

UNDER NO CIRCUMSTANCES SHALL AGENT BE LIABLE TO BORROWER, FOR ANY ACTS, OMISSIONS, FAILURES, ETC. ON THE PART OF BOB, OR ANY OTHER PARTICIPANT, ASSIGNEE, ETC., TO PERFORM ANY OF THEIR RESPECTIVE OBLIGATIONS.

UNDER NO CIRCUMSTANCES SHALL AGENT BE LIABLE TO BOB, OR TO ANY OTHER PARTICIPANT, ASSIGNEE, ETC., FOR ANY ACTS, OMISSIONS, DEFAULTS, ETC. OF BORROWER IN PERFORMANCE OF ANY OF BORROWER’S DUTIES, OBLIGATIONS, COVENANTS, ETC.

BOB, and each other Lender, participant, assignee, etc., represent to Agent that it is entitled to receive payments without withholding of any taxes, and will provide Agent with any required forms, certifications, etc., in that regard. Agent shall not be required to make any payments, until any and all requested forms have been provided.

All credit facilities granted herein, shall be treated separately. Failure of any Lender to make any loan when due, shall not relieve any other Lender of its obligations to make its own loan when due. The amounts payable thereon, shall be a separate, independent debt. No Lender shall be responsible for the failure of any other Lender.

25.          INDEMNIFICATION:

Borrower will indemnify and hold Agent, in its capacity as Agent, Facility Arranger, and Senior Lender, and will indemnify and hold each other Lender, and Agents and Lenders respective affiliates, officers, directors, shareholders, employees, agents, advisors, representatives, etc., from and against all losses, liabilities, claims, suits, damages, expenses, etc., arising out of, or relating to Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees, excluding however, any losses, liabilities, claims, suits, damages, expenses etc., caused by or resulting from Agent’s or BOB’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons and entities.

BOB, and any other participant, assignee, etc., agreement to indemnify Agent, as set forth in the Credit Agreement, continues herein.

26.           MODIFICATION:

This Agreement may not be amended, modified, altered, cancelled, waived or revoked in any way, in whole or in part, except by another instrument in writing, duly signed by all the parties hereto, any possible alleged custom, course of conduct, or practice notwithstanding.

27.           BINDING AGREEMENT:

This Agreement shall inure to the benefit of, and shall be binding upon the parties hereto, and their respective successors, legal representatives, heirs and assigns, however, Borrower may not assign, sell, or otherwise transfer any of its rights, duties, and obligations herein.

28.           RETENTION OF RIGHTS:

No failure or delay on the part of Agent to insist upon strict performance of any term, condition, covenant, agreement of this Agreement, the Notes or in exercising any right, power, privilege or remedy hereunder, or the Notes, Security Agreement, Subordination Agreement, guaranty, Second Pledge Modification Agreement, etc. or any of the underlying documentation, shall operate as, or constitute a waiver of any such term, condition, covenant, agreement, right, power, privilege or remedy, nor shall a single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege or remedy.

29.          GOVERNING LAW AND JURISDICTION:

A.        The parties hereto agree that this Credit Modification Agreement, the Note, the Pledge Modification Agreement, the Second Pledge Modification Agreement, the Notes, Security Agreement, guaranty, Subordination Agreement, etc. and all obligations thereunder shall be governed by and shall be interpreted in accordance with the laws of the State of New York, unless specifically agreed to otherwise.

B.         In any litigation (whether or not arising out of or referring to the Facility Documents or any other obligations or liabilities of Borrower to Lender) in which Lender and, Borrower shall be adverse parties, each party hereto, BEING FULLY AWARE OF, AND UNDERSTANDING THE LEGAL CONSEQUENCES, IRREVOCABLY, AND TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES TRIAL BY JURY ON ALL ISSUES.

C.         Borrower agrees that any action, proceeding or claim brought against it, arising out of, or relating in any way to the Facility, may be brought and enforced in the Supreme Court of the State of New York, or the United States District Court for the Southern District of New York, and hereby irrevocably submits to each such jurisdiction, which jurisdiction shall be non-exclusive, at Agent’s option. With respect to any such action, proceeding or claim, Borrower consents to accept service of process and any legal summons to be served upon it, and consents that same may be served by mailing a copy thereof to its last known addresses appearing on the records of Lender. Such mailing shall be deemed proper service for all purposes, and shall be legal and binding upon Borrower in any such action or claim. Borrower specifically waives any defense based on lack of personal jurisdiction, improper venue, and/or inconvenient forum..

30.          ENFORCEMENT:

The invalidity or unenforceability of any provision of this Agreement shall not be deemed to affect the validity or enforceability of any other provisions of this Agreement, all of which provisions are hereby declared to be severable.

31.          MERGER AND FINAL AGREEMENT:

This Agreement contains all of the final terms agreed upon by the parties, and no prior or contemporaneous representations or agreements, verbal or written, shall have any force or effect, but are merged into the terms of this Agreement, which is the full and complete understanding of the parties hereto. There are NO oral agreements or understandings. Borrower acknowledges that it has had the benefit of, and/or the opportunity to retain legal counsel of its choice for this transaction, has reviewed, fully understands, and expressly agrees to all the terms and conditions of this Agreement and all the other Facility Documents being executed in connection therewith, and considers the Facility Documents as if jointly drafted by the parties hereto.

Each party hereby certifies and warrants that the individuals signing this Agreement have full capacity to do so, have been duly authorized by Agent, BOB, and Borrower, respectively, and that their signatures are their respective acts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

All other terms and conditions of the Credit Agreement, not modified bv this Agreement, are incorporated herein and remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year First above written.

FACILITY ARRANGER, ADMINISTRATIVE
AGENT, SENIOR LENDER
STATE BANK OF INDIA,
NEW YORK BRANCH

By:	/s/ P. Parikh
Name: P. PARIKH
Title: Vice President and Head (Credit)

PARTICIPATING LENDER:
BANK OF BARODA

By:	/s/ A. K. Ghosh
Name: A. K. Ghosh
Title: Assn. Gen. Manager (Cr & TF)

BORROWER:
CADISTA PHARMACEUTICALS INC.

By:	/s/ Kamal Mandan
Name: Kamal Mandan 02/24/2010.
Title: Chief Financial Officer

GUARANTOR/ PLEDGOR:
CADISTA HOLDINGS INC.

By:	/s/ Kamal Mandan
Name: Kamal Mandan 02/24/2010.
Title: Chief Financial Officer

PLEDGOR:
JUBILANT PHARMA PTE LTD.

By:	/s/ R. Sankaraiah
Name: R. Sankaraiah
Title: Director

STATE OF NEW YORK	)
COUNTY OF NEW YORK	) ss

On the 24 day of February, 2010, before me personally appeared P. PARIKH, personally known to me or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

RICHARD S. LAST	/s/ Richard S. Last
Notary Public State of New York	Notary Public
No. 31-4761834
Qualified in Westchester County
Certificate filed in New York County
Term Expires Dec. 31, 2010

STATE OF NEW YORK	)
COUNTY OF NEW YORK	) ss

On the 24 day of February, 2010 before me personally appeared Kamal Mandan, Chief Financial Officer of Cadista Pharmaceuticals Inc., personally known or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Richard S. Last
Notary Public

RICHARD S. LAST
Notary Public State of New York
No. 31-4761834
Qualified in Westchester County
Certificate filed in New York County
Term Expires Dec. 31, 2010

STATE OF NEW YORK	)
COUNTY OF NEW YORK	) ss

On the 24 day of February, 2010, personally appeared Kamal Mandan, Chief Financial Officer of Cadista Holdings Inc., personally known to me or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual, or the person upon behalf of which the individuals acted, executed the instrument.

/s/ Richard S. Last
Notary Public

RICHARD S. LAST
Notary Public State of New York
No. 31-4761834
Qualified in Westchester County
Certificate filed in New York County
Term Expires Dec. 31, 2010

STATE OF NEW YORK	)
COUNTY OF NEW YORK	) ss

On the 24 day of February, 2010, personally appeared AK Ghosh personally known to me, or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument

RICHARD S. LAST
Notary Public State of New York
No. 31-4761834	/s/ Richard S. Last
Qualified in Westchester County	Notary Public
Certificate filed in New York County
Term Expires Dec. 31, 2010

CITY OF	)
REPUBLIC OF INDIA	) ss

On the 2nd day of March, 2010, personally appeared R. Sankaraiah personally known ot me, or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Stamp and Signature]